Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of July 23, 2022 (the “Effective Date”), is entered into by and between Daktronics, Inc., a South Dakota corporation (the “Company”), and Prairieland Holdco, LLC (collectively with each of its Affiliates (as defined below) are “PLH”). The Company and PLH are sometimes together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, PLH beneficially owns 1,212,175 shares of the Company’s common stock, no par value (the “Common Stock”), as of the Effective Date;

WHEREAS, on May 27, 2022, and amended on May 31, 2022, PLH submitted to the Company a notice (the “Shareholder Nomination”) regarding its intent to (i) nominate two (2) candidates to be elected to the Company’s Board of Directors (the “Board”) and (ii) submit a business proposal at the 2022 Annual Meeting of Shareholders of the Company (the “2022 Annual Meeting”);

WHEREAS, on June 17, 2022, PLH made a demand to inspect certain books, records and documents of the Company pursuant to Section 47-1A-1602.1 of the South Dakota Business Corporation Act (“Shareholder List Demand”);

WHEREAS, the Company and PLH have determined that the interests of the Company and its shareholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from a proxy contest at the 2022 Annual Meeting; and

WHEREAS, the Company and PLH desire to enter into this Agreement regarding the addition of two (2) directors to the Board and certain other matters, as provided for in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Board Composition

a.Board Matters.

i. As soon as practicable, and no later than 14 days following the Effective Date, the Board and all applicable committees of the Board shall take such actions as are necessary to (A) determine the incumbent directors of the Board who will be nominated by the Company for election to the Board at the 2022 Annual Meeting, with terms expiring at the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”), and such determination shall include the Board abstaining from nominating at least one (1) incumbent director (the “Departing Director”) for election at the 2022 Annual Meeting whose term expires at the 2022 Annual Meeting, and (B) nominate Andrew Siegel (the “First New Director”) for election to the Board at the 2022 Annual Meeting with a term expiring at the 2025 Annual Meeting. The Company agrees that it will recommend and use reasonable best efforts to support and solicit proxies for the election of the First New Director at the 2022 Annual Meeting, in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other director nominees.

ii. The Board will not (A) include the Departing Director in its slate of nominees or (B) solicit proxies for the Departing Director’s election to serve as director of the Company at the 2022 Annual Meeting. The Company will hold the 2022 Annual Meeting no later than September 14, 2022.

iii. As soon as practicable, and no later than 14 days following the 2022 Annual Meeting, the Board and all applicable committees of the Board shall take such actions as are necessary to (A) increase the size of the Board from seven (7) to eight (8) directors and (B) begin the process to identify a second director candidate (the “Second New Director,” and together with the First New Director, the “New Directors”) to be appointed to the Board to fill the vacancy created by such increase in the size of the Board. The Company will use SRI, an independent recruiting firm (the “Recruiting Firm”), to assist the Board in identifying the Second New Director by conducting a complete review of potential candidates for the Board, including those six (6) director candidates previously submitted by PLH to the Company in an email dated June 26, 2022 and the Shareholder Nomination. The Board, in connection with the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), agrees to work closely and in good faith with the Recruiting Firm to identify three (3) potential candidates, including at least one (1) of whom who must be a candidate who was proposed by PLH prior to the Effective Date, to be presented to PLH for interview. Following such interviews, PLH shall select the Second New Director from the list of three (3) candidates identified by the Recruiting Firm. No later than 90 days following the date of the 2022 Annual Meeting, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the Second New Director to the Board with a term expiring at the 2023 annual meeting of shareholders of the Company (the “2023 Annual Meeting”). The Company agrees to renominate the Second New Director for election to the Board at the 2023 Annual Meeting with a term expiring at the 2025 Annual Meeting. The Company agrees that it will recommend and use reasonable best efforts to support and solicit proxies for the election of the Second New Director at the 2023 Annual Meeting, in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other director nominees. If due to death or disability, the Second New Director is unable to serve as a director and ceases to be a director, resigns as a director, or is removed as a director at any time prior to the expiration of the Term (as defined below) or due to death or disability, is unable to stand for reelection at the 2023 Annual Meeting, the Company agrees to present three (3) potential candidates for the Board to PLH for approval consistent with and identical to the process provided in this Section 1(a)(iii) above.

iv. The Company agrees that at all times during the Term, the Board and all applicable committees of the Board shall not increase the size of the Board to more than seven (7) directors prior to the 2022 Annual Meeting, and to more than eight (8) directors following the 2022 Annual Meeting, or seek to change the classes on which the Board members serve, except in accordance with Section 2.

v. Prior to the nomination or appointment of the Second New Director (or any replacement), the Board shall determine whether such Second New Director (or any replacement) is an “Independent Director,” as defined in The Nasdaq Stock Market LLC Listing Rule 5605 (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, and as a condition to the nomination or appointment of the Second New Director (or any replacement) to the Board, the Second New Director (or any replacement) shall (A) be required to promptly provide to the Company any information required to be, or that is customarily disclosed by directors or director candidates, in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or related to satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors) and other reasonable and customary director onboarding documentation (substantially in the form completed by the Company’s incumbent non-management directors); (B) be interviewed by the Nominating Committee and be reasonably acceptable to the Nominating Committee and the Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates); and (C) consent to appropriate background checks comparable to those undergone by other non-management directors of the Company.

b.    Board Committees. As promptly as practicable following the election of the First New Director to the Board, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the First New Director to the Nominating Committee. As promptly as practicable following the appointment of the Second New Director to the Board, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the Second New Director to the Compensation Committee of the Board; provided, however, that neither the Board nor any committee of the Board may appoint the Second Director to any committee of the Board on which the First New Director is appointed or serves without unanimous Board approval, including the First New Director. The Company hereby acknowledges and agrees that effective immediately upon their addition to the Board as directors of the Company in accordance with Section 1(a), the New Directors shall be eligible for membership on any new committee of the Board formed after the Effective Date.

c.    Board Compensation and Other Benefits. The Company agrees that the New Directors shall receive (i) the same benefits of director and officer insurance and indemnification as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

d.    Board Policies and Procedures. Each Party acknowledges that the New Directors, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board.

2. Bylaw Amendments. During the Term (as defined below), if any proposed amendment to the Bylaws (as defined below) that would, if implemented, affect a shareholder’s nomination of directors or the election of directors to fill vacancies on the Board or would increase the size of the Board fails to receive the unanimous approval of the Board, then such proposed amendment, to be effective, must be approved by the Company’s shareholders at the immediately succeeding annual meeting of shareholders in a manner consistent with the Bylaws, Articles of Incorporation (as defined below) and South Dakota law prior to being adopted. No amendment shall take effect prior to either unanimous Board approval, or if there is not unanimous approval, prior shareholder approval. Nothing in this Section 2 shall prohibit the Board members from complying with their fiduciary duties as directors of the Company.

3. Voting. During the Term, PLH shall cause all Voting Securities (as defined below) beneficially owned by PLH or its Representatives (as defined below) to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and to consent in connection with any action by written consent in lieu of a meeting, in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the shareholders of the Company by either the Company or any shareholder of the Company; provided, however, that PLH shall be permitted to vote in its discretion on any Extraordinary Transaction (as defined below).

4. Withdrawal of Proxy Contest and Related Matters. PLH hereby irrevocably agrees to have taken all necessary actions to immediately:

a.withdraw the Shareholder Nomination (with this Agreement deemed to evidence and effect such withdrawal) and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and to not take any further action in connection with the solicitation of proxies in connection with the Shareholder Nomination (other than in connection with such withdrawal or Section 10 hereof);

b. withdraw any demand or request for a copy of the Company’s list of shareholders or its other books and records pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or under any statutory or regulatory provisions of South Dakota providing for shareholder access to books and records (including, but not limited to, lists of shareholders) of the Company (with this Agreement deemed to evidence and effect such withdrawal);

c. cease any and all solicitation and other activities in connection with the 2022 Annual Meeting (it being understood and agreed that PLH is required to vote its shares of Common Stock beneficially owned as of the record date with respect to the 2022 Annual Meeting, subject to the provisions of this Agreement); and

d. modify, disable and not permit to be re-enabled any websites that PLH directly or indirectly maintains with respect to its solicitation and/or campaign directly or indirectly related to the Company and/or the 2022 Annual Meeting.

5. Mutual Non-Disparagement.

a.Subject to Sections 5(c), 5(d) and 6, PLH agrees that, during the Term, it and any of its Representatives shall not, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate in any way any remark, comment, communication or other statement of any kind, whether verbal, oral, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, or constitute an ad hominem attack on, or otherwise defames the Company or any of its Representatives, or any of their businesses, products or services.

b.Subject to Sections 5(c) and 5(d), the Company agrees that, during the Term, it and any of its Representatives shall not, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate in any way any remark, comment, communication or other statement of any kind, whether verbal, oral, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, or constitute an ad hominem attack on, or otherwise defames the reputation or good name of PLH, its affiliates, managers, members and shareholders, or any of their Representatives, or any of their businesses, products or services.

c.Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit any Party from making any factual statement, including as required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

d.The limitations set forth in Sections 5(a) and 5(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 5(a) and 5(b), if such statement by the other Party was made in breach of this Agreement.

6. Standstill
.

a.During the Term, PLH shall not, and shall cause PLH’s Representatives not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

i. advise, influence or encourage any person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director of the Company;

ii. make, or in any way participate in (including, participation by use of or in coordination with a universal proxy card) any solicitation of proxies or written consents of shareholders or encourage or assist other shareholders to withhold any proxy, consent or other authority to vote, or conduct any other type of “withhold,” “vote no” or similar campaign with respect to any Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any Third Party (as defined below) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock or other Voting Securities (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

iii. knowingly seek to advise, influence or encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

iv. (A) form, join or in any other way participate in a “group” with respect to any Voting Securities, (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s shareholders (other than to the named proxies included in the Company’s proxy card for any meeting of the Company’s shareholders or any shareholder action by written consent or in accordance with this Agreement) or (C) deposit or agree to deposit any Voting Securities or any securities convertible or exchangeable into or exercisable for any such Voting Securities in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Company’s proxy card for any meeting of the Company’s shareholders or shareholder action by written consent or (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

v. separately or in conjunction with any Third Party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation or otherwise, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its subsidiaries or the assets or businesses of the Company or any of its subsidiaries or actively encourage or initiate or support any other Third

Party in any such activity; provided, however, that PLH shall be permitted to (A) sell or tender its shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with this Agreement;

vi. (A) present at any meeting of the Company’s shareholders any proposal for consideration for action by the shareholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another shareholder’s call for, any meeting of shareholders, whether or not such a meeting is permitted by the Articles of Incorporation or the Bylaws;

vii. take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing any director of the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Articles of Incorporation or the Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

viii. make any request for shareholder list materials or other books and records of the Company under Rule 14a-7 under the Exchange Act or under any statutory or regulatory provision of South Dakota providing for shareholder access to books and records (including lists of shareholders) of the Company;

ix. except in the case of fraud by the Company, institute, solicit, join (as a party) or knowingly assist or encourage any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by PLH to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against PLH or either New Director, and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent PLH from responding to or complying with a validly issued legal process (and the Company agrees that this clause (ix) shall apply mutatis mutandis to the Company and its Representatives (in each case, acting in such capacity) and Affiliates with respect to PLH);

x. comment publicly about any director of the Company or the Company’s management, policies, strategy, operations, financial results or affairs or any transactions involving the Company or any of its subsidiaries;

xi. purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company, which would result in PLH beneficially owning more than 9.9% of the then outstanding Common Stock;

xii. knowingly sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by PLH to any person not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of PLH (any person not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that, collectively with its Affiliates, beneficially owns 5% or more of the outstanding shares of Common Stock or, as a result of such sale, would beneficially own 5% or more of the outstanding shares of Common Stock. For the avoidance of doubt, this clause shall not prevent PLH from entering into open market transactions in the ordinary course of business where the identity of the purchaser is unknown;

xiii. encourage, facilitate, support, participate in or enter into any discussions, negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other person in connection with the foregoing that is prohibited to be taken by PLH; or

xiv. request that the Company, directly or indirectly, amend or waive any provision of this Section 6 (including this clause (xiv)), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.

Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to prevent PLH from (I) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or PLH to make public disclosure with respect thereto, or (II) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over PLH. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors in the exercise of his or her fiduciary duties under applicable law as a director of the Company.

b.During the Term, PLH shall refrain from taking any actions which could have the effect of encouraging, assisting or influencing other shareholders of the Company or any other persons to engage in actions which, if taken by PLH would violate this Agreement.

c.Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 1, 2, 3, and 6 of this Agreement shall automatically terminate upon the consummation of a Change of Control (as defined below) transaction agreed to by the Board and involving the Company.

d.From the Effective Date through the Term, PLH shall, upon reasonable written notice from the Company pursuant to Section 18 hereof, promptly provide the Company with information regarding the amount of the securities of the Company (i) beneficially owned by PLH, (ii) with respect to which PLH has (A) any direct or indirect rights or options to acquire or (B) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (iii) with respect to which PLH has hedged its position by selling covered call options. This ownership information provided to the Company will be kept strictly confidential, unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

7. Compliance with Securities Laws. PLH acknowledges that the U.S. securities laws generally prohibit any person who has received material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. As long as the First New Director or another principal or employee of PLH is on the Board, PLH shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods under the Company’s insider trading policy. Subject to compliance with such laws, PLH and its Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company will notify PLH reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions hereto shall in any way limit PLH’s or its Representatives’ activities in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement.

8. Representations and Warranties of the Company. The Company represents and warrants to PLH that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, (d) the Company has not received nominations of candidates for election as director to the Board from any other shareholders and (e) the Company has received the director candidate questionnaire, all other reasonable and customary onboarding documentation and consent to a customary background check from the First New Director.

9. Representations and Warranties of PLH. PLH represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by PLH, and constitutes a valid and binding obligation and agreement of PLH, enforceable against PLH in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for PLH has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and PLH, and to bind PLH to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by PLH does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which PLH is a party or by which it is bound, (d) neither PLH nor any of its Affiliates has provided or will provide the New Directors with any compensation for his or her service as a New Director and (e) any onboarding documentation (including any director candidate questionnaire) and other information provided by the New Directors to the Company in connection with their appointment or nomination to the Board is true, accurate and complete in all material respects. The Second New Director will be fully independent from PLH and will not be, and PLH will not consider the Second New Director to be, a stockholder designee or stockholder representative of PLH.

10. Public Announcements
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a.No later than four (4) business days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”), which shall not be inconsistent with the Press Release (as defined below). The Company shall provide PLH with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of PLH.

b.     Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) substantially in the form attached hereto as Exhibit A. PLH shall not issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the Company, except to the extent required by applicable law or the rules of any national securities exchange.

11. Term; Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the earlier of September 30, 2025 and the conclusion of the 2025 Annual Meeting (the “Termination Date”); provided, however, that any Party (the “Non-Breaching Party”) may earlier terminate the Agreement if the other Party (the “Breaching Party”) commits a material breach of this Agreement that is not cured within fifteen (15) days after the Breaching Party’s receipt of written notice thereof from the Non-Breaching

Party, or if impossible to cure within fifteen (15) days, which the Breaching Party has not taken any substantive action to cure within such fifteen (15) day period.

12. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse PLH for its reasonable, documented out-of-pocket fees and expenses, including legal expenses, incurred in connection with the negotiation and execution of this Agreement, the Shareholder Nomination, the Shareholder List Demand, preparation for a proxy solicitation at the 2022 Annual Meeting, all activities related thereto and the transactions contemplated hereby in an amount not to exceed in the aggregate $190,000.

13. No Other Discussions or Arrangements. PLH represents and warrants that, as of the date of this Agreement, (a) except as specifically disclosed in this Agreement, it does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) it has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of South Dakota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of South Dakota. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the County of Brookings, Third Judicial Circuit Court of South Dakota, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of South Dakota or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other South Dakota state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 18 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

15. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY

THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 16 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. To the extent any Party moves for the relief provided by this Section 16, the prevailing Party, as determined by the Chosen Court, shall be entitled to an award of its attorneys’ fees and costs.

17. Certain Definitions. As used in this Agreement:

a.“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

b.“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

c.“beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

d.“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

e.“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as currently in effect as of the Effective Date;

f.“Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation with Articles of Amendment of the Company, as may be further amended from time to time;

g.a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities, or (iii) the Company sells all or substantially all of its assets to a Third Party;

h.“Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, spin-off, or sale or transfer of all or substantially all of the Company’s assets, in one or a series of transactions, or any vote on a Bylaw amendment pursuant to Section 2 of this Agreement.

i.“other Party” shall mean, with respect to the Company, PLH, and with respect to PLH, the Company;

j.“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

k.“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees; and

l.“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

18. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email if sent during normal business hours, and on the next business day if sent after normal business hours (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto), or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 18 (or to such other address that may be designated by a Party from time to time in accordance with this Section 18).

If to the Company, to its address at:

Daktronics, Inc.
201 Daktronics Drive Brookings, South Dakota 57006
Attention: Sheila Anderson
Email: Sheila.Anderson@daktronics.com

With a copy (which shall not constitute notice) to:

Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, Minnesota 55402-4629
Attention: Michele D. Vaillancourt
Email: mvaillancourt@winthrop.com

If to PLH, to the address at:

Prairieland Holdco, LLC
1350 E. Flamingo Road, #253
Las Vegas, Nevada 89119
Attention: Andrew Siegel,
Email: asiegel@benensoncapital.com

With a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
45 Rockefeller Plaza
New York, New York 10111
Attention: Adam Finerman
Email: afinerman@bakerlaw.com

and

Attention: Steven Goldberg
Email: sgoldberg@bakerlaw.com

19. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

20. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Section 22 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.
DAKTRONICS, INC.

By /s/ Reece A. Kurtenbach
Reece A. Kurtenbach
Chief Executive Officer and President

PRAIRIELAND HOLDCO, LLC

By /s/ Andrew D. Siegel
Andrew D. Siegel
President